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EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Affinity Group, Inc.
Affinity Advertising, LP
Affinity Brokerage, Inc.
Affinity Road and Travel Club, Inc.
ARU, Inc.
Camp Coast to Coast, Inc.
Camping Realty, Inc.
Camping World, Inc.
Camping World Insurance Services of Nevada, Inc.
Camping World Insurance Services of Texas, Inc.
Coast Marketing Group, Inc.
CWI, Inc.
CW Michigan, Inc.
CWFR Capital Corp.
Ehlert Publishing Group, Inc.
Golf Card International Corp.
Golf Card Resort Services, Inc.
GSS Enterprises, Inc.
Power Sports Media, Inc.
TL Enterprises, Inc.
VBI, Inc.

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SUBSIDIARIES OF REGISTRANT